UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2007

Targeted Genetics Corporation
(Exact name of registrant as specified in its charter)

Washington	0-23930	91-1549568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Olive Way, Suite 100, Seattle, Washington	98101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(206) 623-7612

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On June 22, 2007, Targeted Genetics Corporation entered into a securities purchase agreement with certain institutional and other accredited purchasers, or the purchasers, to sell an aggregate of 6,699,794 shares of Targeted Genetics’ common stock at a price of $2.905 per share, together with five-year warrants to purchase up to an aggregate of 6,699,794 shares of Targeted Genetics’ common stock. The warrants to be issued in the transaction will be exercisable at $3.25 per share. The offering is expected to close on June 27, 2007, subject to satisfaction of customary closing conditions. If the closing proceeds as expected, the gross proceeds from this offering will be approximately $19.5 million. Targeted Genetics estimates that net proceeds from the offering will be approximately $17.8 million after deducting the costs associated with the offering. Targeted Genetics plans to use the net proceeds of the offering to further develop its projects and manufacturing capacity, and for general corporate purposes.

In connection with the offering, on June 22, 2007, Targeted Genetics also entered into a registration rights agreement, pursuant to which Targeted Genetics has agreed to file a registration statement under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, or the SEC, covering the resale by the purchasers of the shares of common stock issued to the purchasers pursuant to the securities purchase agreement and the shares of common stock issuable to the purchasers upon exercise of the warrants. Under the terms of the registration rights agreement, Targeted Genetics must file the registration statement within 30 calendar days of the date of the registration rights agreement. If the registration statement is not filed with the SEC within this time period, Targeted Genetics has agreed to make cash payments, as liquidated damages and not as a penalty, to each purchaser in an amount equal to 1% of the aggregate amount invested by such purchaser for each month that the registration statement should have been filed and is not filed. Targeted Genetics also has agreed to use best efforts to cause the registration statement to become effective as soon as practicable, and if the registration statement is not declared effective by the SEC within 90 days of entering into the registration rights agreement (or 120 days in the event of a "full review" by the SEC), or if, after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement for any reason other than market conditions or limited suspension periods as authorized under the registration rights agreement, Targeted Genetics will make cash payments, as liquidated damages and not as a penalty, to each purchaser in an amount equal to 1% of the aggregate amount invested by each such purchaser for each month until the date that the registration is declared effective or sales can be made, up to a maximum payment to the purchasers of 15% of the aggregate amount invested under the securities purchase agreement.

Targeted Genetics expects to pay cash compensation of approximately $1.4 million in placement agent fees and to reimburse up to $25,000 of placement agent expenses incurred in connection with this offering. In addition Targeted Genetics, as additional compensation to the placement agent, expects to issue a five-year warrant to purchase approximately 335,000 shares of Targeted Genetics’ common stock on the same terms as the warrants issued to the purchasers.

The summary of the terms of the securities purchase agreement, the registration rights agreement and the warrants included herein is subject to, and qualified in its entirety by, the securities purchase agreement, the registration rights agreement and the form of warrant, which are filed as exhibits 10.1, 10.2 and 10.3, respectively, to this current report and are incorporated herein by reference.

A copy of the press release issued by Targeted Genetics announcing the offering is filed as exhibit 99.1 to this current report and is incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

As set forth in Item 1.01 above, on June 22, 2007, Targeted Genetics agreed to sell an aggregate of 6,699,794 shares of Targeted Genetics’ common stock at a price of $2.905 per share, together with five-year warrants to purchase up to an aggregate of 6,699,794 shares of Targeted Genetics’ common stock. The warrants to be issued in the transaction will be exercisable at $3.25 per share. In addition, Targeted Genetics expects to issue a five-year warrant to the placement agent to purchase approximately 335,000 shares of Targeted Genetics’ common stock.

The common stock and warrants sold pursuant to the securities purchase agreement were offered and sold in a private placement without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. The warrant issued to the placement agent as compensation was also issued in reliance on the exemptions from registration provided by Section 4(2) of the Securities Act and Regulation D and similar exemptions under applicable state laws.

Additional information regarding the offering is included under Item 1.01 of this current report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1	Securities Purchase Agreement among Targeted Genetics Corporation and the purchasers dated June 22, 2007

10.2	Registration Rights Agreement among Targeted Genetics Corporation and the purchasers dated June 22, 2007

10.3	Form of Warrant

99.1	Press Release of Targeted Genetics Corporation dated June 22, 2007

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TARGETED GENETICS CORPORATION

Dated: June 25, 2007	By:	/s/ David J. Poston
David J. Poston
Vice President Finance and Chief Financial Officer

INDEX TO EXHIBITS

10.1	Securities Purchase Agreement among Targeted Genetics Corporation and the purchasers dated June 22, 2007

10.2	Registration Rights Agreement among Targeted Genetics Corporation and the purchasers dated June 22, 2007

10.3	Form of Warrant

99.1	Press Release of Targeted Genetics Corporation dated June 22, 2007